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                                                                     Exhibit 1.1


(English Translation)


                            ARTICLES OF INCORPORATION

                                          Executed on December 3, 1992

                                          Amended on June 26, 2007



                          CHAPTER I. GENERAL PROVISIONS

(Corporate Name)

Article 1.

The Company shall be called Kabushiki Kaisha Internet Initiative, which shall be expressed in English as Internet Initiative Japan Inc.

(Objects)

Article 2.

The objects of the Company shall be to engage in the following categories of business:

(1)  Telecommunications business under the Telecommunications Business Law;

(2) Processing, mediation and provision of information and contents by using telecommunications networks;

(3) Agency for the management business such as the management of networks and the management of information and telecommunications systems;

(4) Planning, consulting service, development, operation and maintenance of or for information and telecommunications systems;

(5)  Development, sales, lease and maintenance of computer software;

(6) Development, sales, lease and maintenance of telecommunications' machinery and equipment;

(7)  Telecommunications construction business;

(8)  Agency for non-life insurance business;

(9)  Research, study, education and training related to the foregoing; and

(10) Any and all businesses incidental or related to the foregoing.

(Location of Head Office)

Article 3.

The Company shall have its head office in Chiyoda-ku, Tokyo.

(Establishment of Organs)

Article 4.

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The Company shall have shareholders meeting, directors and the following organization:

(1) Board of directors

(2) Company auditors

(3) Board of Company auditors

(4) Accounting auditors.

(Method of Public Notice)

Article 5.

Public notices of the Company shall be given by electronic public notice; provided that in case it is impossible to place electronic public notice due to accident or any other unavoidable events, they shall be given in the Nihon Keizai Shinbun.

                               CHAPTER II. SHARES

(Total Number of Shares Authorized to be Issued)

Article 6.

The total number of shares authorized to be issued by the Company shall be three hundred seventy seven thousand and six hundred (377,600) shares.

(Issuance of Share Certificates)

Article 7.

The Company shall issue share certificates representing its shares.

(Share Handling Regulations)

Article 8.

The procedures concerning shares and handling charges thereof shall be governed by the Share Handling Regulations to be prescribed by the Board of Directors.

(Shareholder Register Agent)

Article 9.

The Company shall appoint a shareholder register agent.

2. The shareholder register agent and its place of business shall be designated by a resolution of the Board of Directors.

3. The register of shareholders (hereinafter including the register of beneficial shareholders), the original register of stock acquisition rights and the register of lost share certificates shall be kept by the shareholder register agent at its place of business, and the listing or recording of entries into the register of shareholders, the original register of stock acquisition rights and the register of lost share certificates and other matters concerning shares and stock acquisition rights shall be handled by the shareholder register agent, and the Company shall not handle any such matters.

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(Record Date)

Article 10.

The record date for the voting rights to be exercised at the ordinary general meeting of shareholders of the Company shall be March 31 of each year.

                  CHAPTER III. GENERAL MEETING OF SHAREHOLDERS

(Convocation)

Article 11.

An ordinary general meeting of shareholders of the Company shall be held within three (3) months from the last day of each business year and an extraordinary general meeting of shareholders may be held from time to time whenever necessary.

(Disclosure Internet and Deemed Provision of Reference Materials for a Shareholders Meeting)

Article 12.

For the purpose of convocation of a general meeting of shareholders, the Company may deem that it has duly provided its shareholders with the information to be listed or indicated in the reference materials for a general meeting of shareholders, the business report, financial statements and consolidated financial statements by disclosing the information via the Internet as provided for by the Ministry of Justice Ordinance.

(Chairman)

Article 13.

The President and Director shall chair a general meeting of shareholders. Should the President and Director be unable to so act, another director shall act in his/her place in the order predetermined by the Board of Directors.

(Voting by Proxy)

Article 14.

A shareholder may exercise his/her voting right through another one(1) shareholder having voting rights acting as a proxy in a general meeting of shareholders.

2. In the case of the preceding paragraph, the shareholder or his/her proxy shall submit to the Company an instrument evidencing his/her power as proxy for each general meeting of shareholders.

(Method of Resolution)

Article 15.

Unless otherwise provided for by law or these Articles of Incorporation, resolutions of a general meeting of shareholders shall be adopted by a majority vote of shareholders who are present and entitled to exercise voting rights at the meeting.

2. Special resolutions under Article 309 Paragraph 2 of the Corporation Law of Japan shall be passed by two-thirds or more of the voting rights of the shareholders present having one-third or more of the voting rights of all shareholders who are entitled to exercise voting rights.

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                CHAPTER IV. DIRECTORS AND THE BOARD OF DIRECTORS

(Number of Directors)

Article 16.

The number of directors of the Company shall be thirteen (14) at maximum.

(Election)

Article 17.

A resolution for election of directors shall be made by a majority of voting rights of the shareholders present at the meeting where the shareholders representing one third (1/3) or more of the total number of the voting rights of all shareholders entitled to vote thereat are present; provided that cumulative voting shall not be adopted for such election.

(Term of Office of Directors)

Article 18.

The term of office of directors shall expire at the close of the ordinary general meeting of shareholders held in relation to the last business year ending within two (2) years following their election to office.

(Convocation of Meetings of the Board of Directors)

Article 19.

Unless otherwise provided for by law, a meeting of the Board of Directors shall be convened and chaired by the President and Director.

2. The notice of convocation of a meeting of the Board of Directors shall be given to each director and company auditor at least three (3) days prior to the day set for such meeting; provided, however, that this period may be further shortened under pressing circumstances.

3. Matters concerning operation of meetings of the Board of Directors, etc. shall be governed by laws and regulations, the Articles of Incorporation and the Regulations of Board of Directors to be prescribed by the Board of Directors.

(Representative Director and Directors with Specific Titles)

Article 20.

Representative Directors shall be elected among directors by the resolution of the Board of Directors. Each Representative Director shall severally represent the Company.

2. The Board of Directors may, by its resolution, select from among its members one Chairman and Director, one President and Director, several Vice Presidents and Directors, several Senior Managing Directors and several Managing Directors.

(Method of Resolution of the Meeting of the Board of Directors)

Article 21.

A resolution of the Board of Directors shall be adopted by a majority vote of the directors present at the meeting

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at which a majority of the directors authorized to vote thereat are present.

(Omission of Resolutions of a Board of Directors Meeting)

Article 22.

The Company shall deem that a proposal for a resolution at a meeting of the Board of Directors has been approved if all directors consent to the proposal in writing or by electronic means; provided, however that this shall not apply to the case where any of the company auditors raises an objection.

(Remuneration and other compensation)

Article 23.

The remuneration, bonus and other profit be paid to directors as consideration for the execution of duties (hereinafter referred to as 'Remuneration and other compensation') shall be determined by a general meeting of shareholders.

(Exemption of Liability for Directors)

Article 24.

The Company may, pursuant to the provision of Article 426 Paragraph 1 of the Corporation Law of Japan, with a resolution of the Board of Directors, exempt a director (either incumbent or past) from liabilities for damages under Article 423 Paragraph 1 of the Corporation Law of Japan with the limit of the amount for which the director would have been liable to compensate, less the minimum amount of liability as prescribed by laws or regulations, if the requirements prescribed by laws or regulations are satisfied.

2. The Company may, pursuant to Article 427 Paragraph 1 of the Corporation Law of Japan, enter into an agreement with an outside director under which liability of such director against the Company for the damages under Article 423 Paragraph 1 of the Corporation Law of Japan shall be limited if the requirements prescribed by laws or regulations are satisfied; provided, however, that the limited amount of such damages pursuant to the agreement shall be the larger of the amount not less than 10 million yen which has been determined in advance or the minimum amount of liability provided by laws or regulations.

          CHAPTER V. COMPANY AUDITORS AND THE BOARD OF COMPANY AUDITORS

(Number of Company Auditors)

Article 25.

The Company shall have three (3) or more company auditors.

(Election)

Article 26.

A resolution for election of company auditors shall be made by a majority of voting rights of the shareholders present at the general meeting of shareholders where the shareholders representing one third (1/3) or more of the total number of the voting rights of all shareholders entitled to vote thereat are present.

(Term of Office of Company Auditors)

Article 27.

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The term of office of company auditors shall expire at the close of the ordinary general meeting of shareholders in relation to the last business year ending within four (4) years following their election to office.

2. The term of office of a company auditor elected to fill a vacancy of his/her predecessor who retired or resigned prior to the expiration of term shall expire at such time as the term of office of his/her predecessor would otherwise expire.

(Full-time Company Auditors)

Article 28.

The Board of Company Auditors shall appoint a full-time company auditor(s) ("Jyoukin-Kansayaku") by a resolution thereof.

(Procedures for Convocation of the Meeting of the Board of Company Auditors)

Article 29.

A notice of the convocation of a meeting of the Board of Company Auditors shall be given to each company auditor at least three (3) days prior to the date set for such meeting; provided, however, that such period may be shortened under pressing circumstances.

2. Matters concerning operation of meetings of the Board of Company Auditors, etc. shall be governed by laws and regulations, the Articles of Incorporation and the Regulations of Board of Company Auditors to be prescribed by the Board of Company Auditors.

(Remuneration)

Article 30.

The Remuneration and other compensation for company auditors shall be determined by a general meeting of shareholders.

(Exemption of Liability for Company Auditors)

Article 31.

The Company may, pursuant to the provision of Article 426 Paragraph 1 of the Corporation Law of Japan, with a resolution of the Board of Directors, exempt a company auditor (either incumbent or past) from liabilities for damages under
Article 423 Paragraph 1 of the Corporation Law of Japan with the limit of the amount for which the company auditor would have been liable to compensate, less the minimum amount of liability as prescribed by laws or regulations, if the requirements prescribed by laws or regulations are satisfied.

2. The Company may, pursuant to Article 427 Paragraph 1 of the Corporation Law of Japan, enter into an agreement with an outside company auditor under which liability of such company auditor against the Company for the damages under
Article 423 Paragraph 1 of the Corporation Law of Japan shall be limited if the requirements prescribed by laws or regulations are satisfied; provided, however, that the limited amount of such damages pursuant to the agreement shall be the larger of the amount not less than 10 million yen which has been determined in advance or the minimum amount of liability provided by laws or regulations.

                             CHAPTER VI. ACCOUNTING

(Business Year)

Article 32.

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The business year of the Company shall commence on April 1 of each year and end on March 31 of the following year.

(Record Date for Surplus Distribution)

Article 33.

The record date for year-end dividend distribution shall be March 31 of each year.

2. The Company may, by resolution of the Board of Directors, pay interim dividends by fixing September 30 of each year as the record date.

(Prescription Period of Dividends)

Article 34.

In case any monetary dividends remain unclaimed for three (3) full years after the first date of payment, the Company shall be relieved from the obligation to make payment thereof.

2. No interest shall accrue on the outstanding dividends provided for in the preceding paragraph.

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